EXHIBIT 99.1

Contacts:
Investors:	Media:
Risa Fisher	Jennifer Newman
rfisher@webmd.net	jnewman@webmd.net
212-624-3817	212-624-3912
WebMD Announces Acquisition of Medsite
Expands WebMD’s Offerings for Physicians
New York, NY (July 20, 2006) — WebMD Health Corp. (Nasdaq: WBMD), the leading provider of online health information services to consumers and physicians, today announced that it has entered into a definitive agreement to acquire the interactive medical education, promotion and physician recruitment businesses of Medsite, Inc. (www.medsite.com). The purchase price is $41 million in cash. This acquisition is expected to close during the September 2006 quarter.
As a leader in direct to physician eDetailing services, Medsite offers a full suite of innovative programs, including a comprehensive physician relationship management platform. Medsite’s market-leading e-detailing services offer clients an end-to-end solution that includes program development, targeted recruitment and online distribution and delivery. Medsite leverages its proprietary database of over 400,000 physicians across every major specialty for online recruitment and participation into its programs. Medsite works with over 60 large pharmaceutical, medical device and healthcare companies in support of their physician-directed marketing efforts.
“This acquisition will enable WebMD to provide its pharmaceutical and biotechnology customers with an expanded set of online solutions to increase sales and marketing efficiencies, and complement their direct physician detailing efforts,” said Wayne Gattinella, CEO, WebMD. “We are excited about the highly effective and efficient model that the Medsite executive team has developed and about the synergies between our two organizations.”
“We are pleased to be joining WebMD and believe that our collective assets will allow us to reach the largest number of physicians across all major specialties to better serve our clients with an unparalleled set of products and services,” said Sundeep Bhan, co-founder and CEO of Medsite.
Medsite revenues were approximately $13.4 million with a net loss of $1.9 million for 2005. The Company expects to realize the full benefits of the acquisition after the integration of sales, technology and operations infrastructure is completed in the latter part of 2006. The Company believes that the Medsite acquisition will not have a meaningful impact on earnings before interest, taxes, depreciation, amortization and other non-cash charges for 2006. The Company will provide updated financial guidance when it releases its second quarter financial results on August 3, 2006.
About WebMD
WebMD Health Corp. (NASDAQ: WBMD) is a leading provider of health information services to consumers, physicians, healthcare professionals, employers and health plans through our public and private online portals and health-focused publications. WebMD Health Corp. is a subsidiary of Emdeon Corporation (NASDAQ: HLTH).
The WebMD Health Network reaches nearly 30 million visitors a month through its leading owned and operated health sites that include WebMD Health, Medscape, MedicineNet, eMedicine, eMedicine Health, RxList and theheart.org.
All statements contained in this press release, other than statements of historical fact, are forward-looking statements, including those regarding: the amount and timing of the benefits expected from the transactions referred to in this press release; future deployment of applications; and other potential sources of additional revenue. These statements are based on WebMD’s current plans and expectations and involve risks and uncertainties that could cause actual future events or results to be different than those described in or implied by such forward-looking statements. These risks and uncertainties include those relating to: market acceptance of WebMD’s products and services; WebMD’s ability to form and maintain mutually beneficial relationships with customers and strategic partners; and changes in economic, political or regulatory conditions or other trends affecting the healthcare, Internet and information technology industries. Further information about these matters can be found in WebMD’s Securities and Exchange Commission filings. WebMD expressly disclaims any intent or obligation to update these forward-looking statements.